Exhibit 10.28

[***] Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6)

FINANCIAL LOAN NOT CONVERTIBLE INTO EQUITY INTEREST WITH A PUT OPTION

By this private instrument, the Parties listed below, on the one hand:

NUVINI S.A., a joint-stock company, enrolled with the National Corporate Taxpayers Register of the Ministry of the Economy (“CNPJ/ME”) [***], headquartered at Rua Jesuíno Arruda No. 769, Room 20, in the State Capital of São Paulo, postal code 04532-082, having its bylaws duly registered with the Commercial Registry of the State of São Paulo [***], represented herein as set forth in its Bylaws (the “Borrower,” “Second Guarantor” and/or “Company”); and,

on the other hand:

ÉDER DE MACEDO MEDEIROS, Brazilian citizen, enrolled with the Individual Taxpayers Register of the Ministry of the Economy (CPF/MF) [***] (the “Lender”);

and, further, as consenting intervening parties:

HERU INVESTIMENTOS E PARTICIPAÇÕES LTDA., a limited liability business company enrolled with the CNPJ/ME [***], headquartered in the Municipality of São Paulo, State of São Paulo at Rua Jesuíno Arruda No. 769, suite 22, postal code 04532-082 Itaim Bibi, represented herein as set forth in its articles of association by its managing partner, Mr. Pierre Schurmann, Brazilian citizen, businessman, enrolled with the CPF/ME [***] (“Heru” or “First Guarantor”);

SIMPLEST SOFTWARE LTDA., enrolled with CNPJ/ME [***], headquartered in the Municipality of Joinville, State of Santa Catarina at Avenida Rolf Wiest No. 277, Rooms 701 to 720, postal code 89223005, herein represented by Mr. Pierre Schurmann, as duly identified in detail above (“Mercos”);

hereinafter referred to as “Consenting Intervening Parties”.

RECITALS

WHEREAS Heru owns shares representing eighty-two and six hundredths of a percent (82.6%) of the Company’s capital stock, all free and clear of any liens or encumbrances (the “Guarantee Shares”);

WHEREAS the Company is in the process of negotiating a non-binding offering in order to make a public offering of shares in the United States (the “SPAC Offering”) with a Special Purpose Acquisition Company (the “SPAC”) and intends to raise funds (the “Funding”) through financial loans not convertible into equity interest (the “Loans”) in a total amount not to exceed twenty-five million Reais (R$25,000,000.00) (the “Total Loan Amount”), with the goal of continuing its expansion, using such proceeds to pay its obligations arising from the Company’s acquisitions of equity interest in other companies, particularly in relation to the earn-out of certain Mercos sellers (the “Earn-Out”), under the Share Purchase Agreement and Other Covenants entered into by and between the Company and Mercos (the “Mercos SPA”) and third parties listed in said Mercos SPA, whereby the Company acquired one hundred percent (100%) of Mercos voting capital stock (the “Mercos Acquisition”);

WHEREAS, prior to making the SPAC Offering, the Company intends to raise funds through the Loans from private investors (the “Investors” and, together with the Lender, the “Lenders”), which will enter into instruments similar hereto by November 11, 2022, the final date of the Funding (the “Settlement Date”);

Ex. 10.28-1

WHEREAS, once the obligations of their respective financial loan instrument have been fulfilled and the Flip (as defined below) is performed by the Nuvini Inc Shareholders (the “Premium Event”), the Lenders will be entitled to a performance premium equivalent to fifteen percent (15%) of the amount actually disbursed by the Lender in question, so that a sale of shares be carried out as set forth in Exhibit I - General Funding Terms, which sale will be made by the Nuvini Inc. Shareholders to the Lender (the “Equity Kicker”), using shares issued by Nuvini Inc. on the date of the Flip, if the Company conducts a corporate reorganization identical or similar to a share flip (the “Flip”), which may involve the creation of Nuvini Inc., a new foreign company to be incorporated under the laws of the United States of America and the State of Delaware and/or the Cayman Islands or any other jurisdiction to be determined by the Company (“Newco” or “ Nuvini Inc.”), having as direct and/or indirect shareholders (as applicable) those of the Company at the time of the Flip (the “Nuvini Inc. Shareholders”), with the aim of adjusting for the legal and/or marketing requirements for consummation of the SPAC Offering;

WHEREAS Nuvini Inc. is still in the process of being formed and, once the Premium Event has been consummated, Heru will serve as guarantor of the obligations related to the Equity Kicker set forth herein, giving shares of Nuvini Inc. to the Lender as collateral, prior to the making of the SPAC Offering, considering the Nuvini Inc. Valuation on the date of the SPAC Offering (the “Equity Kicker Valuation”);

WHEREAS the Lender is interested in participating in this Funding, as provided in Exhibit I - General Funding Terms and in the summary table below (the “Loan and Share Sale Summary Table”), both setting forth the terms, rights and obligations of the Lender within the scope of this private Funding, including the amount loaned by the Lender within the scope of this Funding (the “Amount Loaned,” “Principal” or “Contribution”) and the actual date of the contribution (the “Contribution Date”), which must occur by the Settlement Date.

LOAN AND SHARE SALE SUMMARY TABLE

Borrowed/Principal Amount:	three million Reais (BRL 3,000,000.00)

Total Loan Amount:	Up to twenty-five million Reais (BRL 25,000,000.00)

Contribution Date:	October 27, 2022

Funding Settlement Date:	November 11, 2022

Loan Maturity Date:	16 months from the Contribution

Payment Date:	The same as the Loan Maturity Date

Interest on Principal:	ten percent (10%) per annum

Principal Inflation Adjustment:	one hundred percent (100%) of the CDI rate

Equity Kicker Premium:	Sale of Nuvini Inc. shares owned by the Nuvini Inc. Shareholders and, as applicable, equivalent to fifteen percent (15%) of the Principal amount, considering the Equity Kicker Valuation.

Equity Kicker Lender Guarantees:	Applicable only after the Premium Event, with the number of Nuvini Inc. shares owned by Nuvini Inc. corresponding to fifteen percent (15%) of the Principal amount (the “Equity Kicker Guaranteed Shares”)

Principal Lender Guarantees:	Shares in the Company owned by the First Guarantor (the “Nuvini Shares”), limited to the number of shares necessary to guarantee 100% of the Principal amount hereof considering the Company’s Valuation in the SPAC Offering or, alternatively, as provided for in the Guarantee Swap (as defined below), shares of Mercos itself, offered by the Company (the “Mercos Shares”), limited to the number of shares necessary to guarantee 100% of the Principal amount hereof, considering the Valuation of the Mercos based on the multiple to be paid by the Company for the Earn-Out provided in the Mercos SPA (the “SPA Mercos Valuation”), considering, in any event, for the purposes of this guarantee, the equivalent of one hundred percent (100%) of the Principal.

Swap Consummation Event - Collateral:	Payment by the Company of the Earn-Out provided for in the Mercos SPA, based on the SPA Mercos Valuation, at Heru’s exclusive option.

WHEREAS, on the Loan Maturity Date or on the date of an Acceleration of the Loan, if any, the Borrower will pay the Lender or to its successor or assignee, as the case may be, in accordance with the procedures set forth hereunder, the Contribution Amount in cash, plus the interest and inflation adjustment according to the Summary Table above (the “Principal Adjustment”);

Ex. 10.28-2

WHEREAS, upon conclusion of the Flip, the Premium Event will be consummated, and then the Nuvini Inc. Shareholders shall sell, assign and transfer to the Lender, as a result of the Equity Kicker, an amount equivalent to fifteen percent (15%) of the Principal in Nuvini Inc. Shares, before carrying out the Flip, so that they agree and carry out, in proportion to the capital stock held in Nuvini Inc, the sale, assignment and transfer to the Lender of as many Nuvini Inc. Shares as necessary for full satisfaction of the Equity Kicker and delivery of the corresponding equity interest in Nuvini Inc. (the “Equity Kicker Sale”);

WHEREAS, if necessary for any reason related to the Flip or the SPAC Offering, the guarantee on the Equity Kicker Guaranteed Shares will be given under a Share Pledge Agreement to be entered into by each of the Nuvini Shareholders with the Lender on the date of the Flip or within thirty (30) days thereof, whose terms will be negotiated in good faith, for the sole purpose of setting up the guarantee essentially as provided herein, under penalty of Acceleration of the Loan;

NOW, THEREFORE, the Parties hereto have RESOLVED, in good faith, to enter into this Financial Loan Not Convertible into Equity Interest with a Put Option (the “Instrument” or “Loan”), which shall be governed by terms and conditions hereof, as well as those contained in Exhibit I - General Funding Terms, which provides the details of this Funding and its terms and conditions.

São Paulo, São Paulo, October 27, 2022.

/s/ Pierre Schurmann	DocuSigned by:
NUVINI S.A.	ÉDER DE MACEDO MEDEIROS

/s/ Pierre Schurmann	/s/ Pierre Schurmann
HERU INVESTIMENTOS E PARTICIPAÇÕES LTDA.	SIMPLEST SOFTWARE LTDA.

Witnesses:

/s/ Fernando Megale	/s/ José Deccache
Name: Fernando Megale	Name: José Deccache
RG No.: [***]	RG No.: [***]
CPF No.: [***]	CPF No.: [***]

Ex. 10.28-3

EXHIBIT I - General Funding Terms

SECTION ONE - LOAN

1.1. Loan. The purpose of this Instrument is the Lender’s provision of the Amount Loaned, as a financial loan, to the Borrower, totaling three million Reais (R$3,000,000.00), as per the Summary Table above (the “Loan”), to be made available as follows: in cash, by wire transfer of funds to the checking account held by the Borrower, according to the following data: Banco Itaú (341), Branch No. [***], Checking Account No. [***].

1.2. Use. The funds arising from the Loan shall be used for purposes that include, but are not limited to, paying the Company’s obligations in relation to the Earn-Out resulting from the Mercos Acquisition, as provided for in the Mercos SPA (the “Mercos Payment”)

1.3. Maturity. The Amount Loaned by the Lender to the Borrower, pursuant to Section One of this Instrument, shall be repaid to the Lender on the Loan Maturity Date, in a lump sum comprising the Loan plus the Principal Inflation Adjustment.

1.4. Prohibition of Prepayment. The Loan must not be settled in advance without the prior written consent of the Lender, except in the event of early settlement of the Loan plus the Principal Inflation Adjustment by the Borrower (such Principal Inflation Adjustment to be calculated pro rata die from the Contribution Date until actual payment by the Company), on any date prior to the Loan Maturity Date, subject, in that case of early settlement, regardless of the actual date of the Premium Event, to the Lender’s Sale rights, which shall be respected.

1.5. Penalty. In the event of non-payment of the total Amount Loaned by the Maturity Date, the Borrower will be in default, except as may be otherwise agreed by the Parties, subject to a penalty being payable in an amount equivalent to two percent (2%) on the Amount Loaned.

SECTION TWO - GUARANTEE OF THE LOAN AMOUNT

2.1. Guarantee in Nuvini Shares. In order to guarantee the full, accurate and timely payment and fulfillment of all obligations of the Borrower in relation to the Loan Amount (the “Secured Obligations”), Heru, in its capacity as Intervening Consenting Party and interested third party, irrevocably and irreversibly guarantees in favor of the Lender the Nuvini Shares held thereby (the “Primary Guarantee”), limited to the number of shares necessary to guarantee 100% of the Principal amount hereof, considering the Company’s Valuation in the SPAC Offering.

2.2. Approvals. To secure the accurate, timely and full payment of the Primary Guarantee, the Company shall use its best efforts together with shareholders, debentureholders and other holders of equity interests in the Company, as applicable, to have them approve the effective foreclosure on the Primary Guarantee in Nuvini Shares, under the applicable laws and consistent with the Company’s governance.

2.3. Guarantee in Mercos Shares. Once the Mercos Payment has been made as provided herein, Heru will be released from the Primary Guarantee and will then have the option, within no more than ninety (90) days of the Mercos Payment, to carry out the Guarantee Swap, so that: (i) Heru and the Lender can proceed and release the Nuvini Shares held by Heru, with the Company taking the necessary measures to withdraw the Primary Guarantee in its share register; and (ii) the Company can give to the Lender, as collateral, the Mercos Shares (the “Secondary Guarantee”) necessary to guarantee the full, accurate and timely payment and fulfillment of all the Borrower’s obligations in relation to the Loan Amount, limited to the number of shares necessary to guarantee 100% of the Principal amount hereunder, which collateral shall be comprised, mutatis mutandis, by the concept of Secured Obligations set forth hereinabove, so that the Primary Guarantee will be replaced, for all purposes hereof, by the Secondary Guarantee.

2.4. Notwithstanding the provisions of this Section Two, the Lender shall be entitled to proceed to foreclose on the Primary Guarantee or the Secondary Guarantee (as applicable) in the event of non-payment by the Company and, consequently, foreclose on the collateral given by the First Guarantor and/or Second Guarantor (as applicable), provided that the actual guarantor at the time is given thirty (30) days’ written notice (the “Guarantee Notice”), so that the Company can make a full or partial payment of outstanding part of the Loan Amount and the Principal Inflation Adjustment by the deadlines set forth herein.

Ex. 10.28-4

2.5. In the event of non-payment of the overdue Loan Amount, the actual guarantor, after receiving the Guarantee Notice, shall take all necessary measures, subject the legal period provided by law, to approve foreclosure on the collateral related to the Secured Obligations granted hereunder, subject to the provisions of Section Three below.

2.6. Notwithstanding the foregoing, once the full payment of the Loan Amount and the Principal Inflation Adjustment has been made, the Secured Obligations will be released in any event.

2.7. Any and all costs, expenses, fees and/or taxes on or for the entries and registrations provided for herein shall be solely and exclusively borne by the Borrower.

2.8. Until full compliance with all the Secured Obligations, the First Guarantor and/or the Second Guarantor (as applicable) undertake(s) not to dispose of, sell, commit to selling, assign, transfer, lend, lease, contribute to the capital, place any encumbrance, lien or collateral on (except for those already existing) or otherwise dispose of, directly or indirectly, free of charge or for consideration, on all or any part of the Nuvini Shares or Mercos Shares owned thereby that are subject to the Secured Obligations without the prior, express and written consent of the Lender.

SECTION THREE - EVENTS OF ACCELERATION AND FORECLOSURE ON GUARANTEE

3.1. In addition to the cases provided by law, the Loan will be accelerated, and the Lender may demand the immediate payment by the Borrower of the Loan Amount, in any of the following events (“Acceleration”):

a) in relation to the Borrower: (a) declaration of bankruptcy; (b) voluntary filing for bankruptcy; (c) petition for court-supervised or out-of-court reorganization, regardless of whether the relevant request is granted; and (d) liquidation, dissolution or termination; and

b) noncompliance, by the Borrower, with any obligation arising under this Instrument and that is not clarified and cured within no more than thirty (30) calendar days, unless a specific cure period is stipulated in this Instrument.

3.2. The Lender may not declare, at its sole discretion, the Acceleration of this Loan, for the events indicated in the items above, in which case the Loan will be regularly maintained. However, if (i) the Lender declares Acceleration or, alternatively, (ii), on the Loan Maturity Date, the Company does not make payment as set forth in this Loan, then the Lender shall notify the Borrower, within a period of sixty (60) calendar days, to make the payment in cash, plus the Principal Inflation Adjustment, net of any withholding taxes, subject to the stipulations contained herein.

3.3. In the event of Acceleration or, alternatively, in the event of default by the Company as provided in item (ii) of Section 3.2 above, the Lender, acting either directly or through any of its attorneys or any service providers retained thereby, may foreclose on the collaterals related to the Secured Obligations, subject to the provisions of this Section Three.

SECTION FOUR - EQUITY KICKER SALE

4.1. Completion of the Flip and Opening of Nuvini Inc. Between the execution date of this Loan and the date of completion of the Flip, the Nuvini Inc. Shareholders may undergo changes due to the exercise of equity interest rights in the Company or in Nuvini Inc. The Flip will be conducted through a corporate reorganization that may involve the creation of a Newco, Nuvini Inc. (a new foreign company to be organized in accordance with the laws of the United States of America and the State of Delaware and/or the Cayman Islands or any other jurisdiction to be determined by the Company), which, subject to certain conditions set forth in this Agreement, will become the holder of all of the Company’s shares.

Ex. 10.28-5

4.2. Transfer and Registration of Nuvini Inc. to Lender. As provided for in this Loan, as a form of enabling the Nuvini Inc. Shares to be delivered to the Lender, the Company shall submit to the Lender copies of the incorporation documents of Newco (Nuvini Inc.) before the Flip is carried out. Once Nuvini Inc.’s incorporation documents have been submitted, the Nuvini Inc. Shareholders shall deliver the Equity Kicker to the Lender in proportion to their interest in Nuvini Inc.’s capital stock, considering the Lender’s Equity Kicker and the Equity Kicker Valuation, transferring and delivering to the Lender as many Shares in Nuvini Inc. held thereby as necessary, by signing the relevant applicable instruments, considering the Equity Kicker Valuation.

4.3. Registration of the Lender’s Nuvini Inc. Shares Due to the Equity Kicker. For a seamless delivery of the Lender’s Nuvini Inc. Shares received under the Equity Kicker, Nuvini Inc., the Lender and the applicable Nuvini Inc. Shareholders shall register the ownership of the Lender by signing the respective applicable instruments (including, but not limited to, the documents necessary for the Lender to prove its status of accredited investor for purposes of the SPAC Offering). For the sake of clarity, the Nuvini Inc. Shareholders, Nuvini Inc. and the Lender shall take all steps, by themselves or together with their shareholders, officers and management (as applicable), to allow the Nuvini Inc. Shares to be transferred to the Lender, which ownership transfer and registration shall also be recorded in the share register of Nuvini Inc.

SECTION FIVE - FINAL PROVISIONS

5.1. The Parties are prohibited from transferring to third parties, in full or in part, for any purposes, any of the rights or obligations arising from this Instrument, except as authorized in writing by the other Party.

5.2. The foregoing provisions reflect the entire understandings and agreements between the Parties regarding the subject matter of this Instrument and shall prevail over any previous understandings, contracts or proposals, either written or verbal, and can only be amended in writing by means of an agreement signed by both Parties.

5.3. This Instrument is binding upon Parties themselves and their successors.

5.4. The existence and content of this instrument, as well as any and all documents and information of one Party to which the other and the Consenting Intervening Parties may have access by virtue of this Instrument shall be kept strictly confidential, being used exclusively towards achieving the purpose set forth herein. This obligation will be effective during the term of this Instrument and for another three (3) years after the Expiration Date. The Company and Heru are authorized, upon giving previous written notice to the Lender, to disclose said information to potential new investors in the Company, being responsible for compliance with the provisions of this Confidentiality clause by potential future investors. The Parties and the Consenting Intervening Parties may disclose confidential information to any governmental entity if they are required to do so by any court ruling, administrative decision or arbitration award, provided that they shall notify the other Party, with reasonable notice, so that such Party can take the necessary measures it may deem appropriate.

5.5. Each of the Parties and the Consenting Intervening Parties individually declare that they have sufficient powers to enter into this Instrument and will be held civilly and criminally liable for the commitments assumed on behalf of the Party and the Consenting Intervening Parties if any absence of powers to represent it is proven.

5.6. All notices regarding the payment, compliance or any termination of this Instrument will be sent to the addresses or e-mails listed by the Consenting Parties and Intervening Parties in the preambles hereto. Any changes of such addresses must be notified in writing to the other parties involved, under penalty of any notices delivered to the addresses set out in the preambles to this Instrument being considered fully valid and effective.

SECTION SIX - ARBITRATION, JURISDICTION AND SIGNATURE

6.1. The Parties expressly agree that any controversies, disputes or claims arising (a) from this Instrument or (b) related to the existence, validity, effectiveness, interpretation, compliance, implementation, termination or breach of this Instrument will be resolved exclusively and finally, without appeal, by final, binding arbitration to be submitted to the Brazil-Canada Chamber of Commerce, and this clause will be effective as a binding commitment for the purposes of article 4, paragraph 1, of Law No. 9.307, dated September 23, 1996. The administration and correct development of the arbitration proceedings will also be the responsibility of the Brazil-Canada Arbitration Chamber (the “Arbitration Chamber”), in accordance with its respective regulations in force on the date of the dispute (the “Regulation”) , with the provisions of the Arbitration Law and with the provisions of this Instrument.

Ex. 10.28-6

6.2. The seat of the arbitration will be in the City of São Paulo, State of São Paulo, Brazil, where the arbitration award will be rendered, and the arbitrators are prohibited from judging by equity. The arbitration must be carried out in the Portuguese language.

6.3. The arbitral tribunal will be made up of three (3) arbitrators, with the requesting party, on the one hand, appointing an arbitrator, and the respondent party, on the other hand, appointing the second arbitrator, who, by mutual agreement, will appoint the third arbitrator, who will act as president of the arbitral tribunal (the “Arbitral Tribunal”). If any of the Parties fails to appoint the respective arbitrator, then the latter shall be appointed by the board of the Arbitration Chamber. If the two (2) arbitrators appointed by the parties fail to appoint the third arbitrator by the respective deadlines set forth in the Regulation, the president of the Arbitral Tribunal will be appointed by the board of the Arbitration Chamber.

6.3.1. In the event of controversies, disputes or claims arising from (a) this Instrument or (b) related to the existence, validity, effectiveness, interpretation, compliance, implementation, termination or breach of this Instrument in which the Parties expressly agree and acknowledge as part of the arbitration proceedings litigating a claim whose value is one million Reais (BRL 1,000,000.00) or less, the Arbitral Tribunal shall consist of only one (1) arbitrator, chosen by mutual agreement by the Parties or, if there is no consensus, the arbitrator must be chosen in accordance with the Regulations. If the Parties do not expressly agree that the amount involved in the arbitration is equal to or less than the limit set herein, then the Arbitral Tribunal shall be formed in accordance with Section 6.3.

6.4. Expenses incurred with the Arbitration Chamber (registration fee, administration fee and other expenses), fees and expenses incurred with arbitrators and any experts, as well as duly proven reasonable fees and expenses of lawyers and any technical assistants of the winning party (“Arbitration Expenses”) will be paid as defined by the Arbitral Tribunal.

6.5. The decisions of the Arbitral Tribunal shall be considered final and conclusive by the Parties, with no appeal against them, with the exception of requests for correction and clarification under article 30 of the Arbitration Law.

6.6. The arbitration procedure will be kept confidential and its elements (including the arguments of the Parties, evidence produced, reports, other statements by third parties, as well as any and all documents or information presented or exchanged in the course of the arbitration procedure) may only be disclosed to the Arbitral Tribunal, the Parties, their lawyers and any person necessary for the arbitration procedure, unless the disclosure is necessary for compliance with the Law or a court, arbitration or administrative order or decision to which the party making the disclosure is subject.

6.7. Before the Arbitral Tribunal is convened, any of the Parties may request to the courts, “ad referendum” of the Arbitral Tribunal that may be appointed, injunctions or interim reliefs, it being understood that any request of these extraordinary measures to any court will not affect the existence, validity and effectiveness of the arbitration agreement, nor shall it represent a waiver of such arbitration. After the Arbitral Tribunal is convened, any requests for extraordinary measures shall be referred to the Arbitral Tribunal.

6.8. The Parties may resort to the courts to: (a) seek injunctions or interim reliefs before the Arbitral Tribunal is convened; (b) demand compliance with this arbitration clause; (c) enforce this Instrument; or (d) demand compliance with any decisions of the Arbitral Tribunal.

6.9. The Parties elect the courts in the Judicial District of São Paulo, State of São Paulo, with express waiver of any other, as the courts of competent jurisdiction to hear the requests for measures under Section 16.8, it being agreed that, in accordance with article 516, sole paragraph, of the Code of Civil Procedure, the judgment creditor of the arbitration award may opt for the courts of the place where the assets subject to expropriation are located or for the domicile of the judgment debtor. Each Party shall use its best efforts to ensure the speedy and efficient completion of the arbitration procedure.

Ex. 10.28-7

São Paulo, São Paulo, October 27 , 2022.

/s/ Pierre Schurmann	DocuSigned by:

NUVINI S.A.	ÉDER DE MACEDO MEDEIROS

/s/ Pierre Schurmann	/s/ Pierre Schurmann

HERU INVESTIMENTOS E PARTICIPAÇÕES LTDA.	SIMPLEST SOFTWARE LTDA.

Witnesses:

/s/ Fernando Megale	/s/ José Deccache

Name: Fernando Megale	Name: José Deccache

RG No.: [***]	RG No.: [***]

CPF No.: [***]	CPF No.: [***]

Ex. 10.28-8